COMMON STOCK EXCHANGE AGREEMENT



                        by and among the shareholders of



                            SPACE INNOVATIONS LIMITED
                            a company incorporated in
                                England and Wales

                                       and



                                 SPACEDEV, INC.,
                           A United States Corporation
                      Incorporated in the State of Colorado






                                 October 1, 1998

                         COMMON STOCK EXCHANGE AGREEMENT

AGREEMENT made and entered into this 1st day of October 1998 by

1) The persons whose names and addresses are shown in Schedule A (each a "SIL SHAREHOLDER");

2) SpaceDev Inc, a company incorporated in Colorado, U.S.A. whose principal place of business is at 7940 Silverton Avenue, Suite 202, San Diego, California, U.S.A. ("SPACEDEV");

3) James Benson of 9208 Christopher St. Fairfax Virginia, U.S.A 22031 (the "GUARANTOR"); and

4) Space Innovations Limited, a company incorporated in England and Wales whose registered office is at The Paddock, Hambridge Road, Newbury, RG14 5TP, England ("SIL").

                                 R E C I T A L S

WHEREAS, the SIL Shareholders collectively own all of the issued and outstanding shares (the "SIL Shares") of Space Innovations Limited, a company incorporated in England & Wales, whose registered office is at The Paddock, Hambridge Road, Newbury, Berkshire RG14 5TQ, England ("SIL"); and

WHEREAS, the SIL Shareholders desire to exchange and SpaceDev wants to acquire, directly the SIL Shares in exchange for shares of SpaceDev on the terms and conditions set out in this agreement; and

NOW, THEREFORE, the parties hereto each in consideration of the representations, warranties, covenants and agreements provided for or contained herein do hereby agree as follows:


                                    ARTICLE 1

                         DEFINITIONS/ACQUISITION/CLOSING

1.1    Definitions.
       ------------

For all purposes of this Agreement, except as otherwise expressly provided unless the context otherwise requires,

(a) the terms defined in this Article 1 have the meaning assigned to them in this Article 1 and include the plural as well as the singular,

(b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles in the particular country or jurisdiction to which they relate,

(c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

(d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and the words, "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

(e) As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

      "ACTION" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity;

      "AGREED TERMS" means a document in a form agreed between the parties immediately before the Signing of this Agreement;

      "AGREEMENT" means this Agreement by and among the parties to this Agreement together with all Exhibits, Schedules, documents and agreements attached or incorporated by reference;

      "APPROVAL" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person;

      "ASSOCIATE" of a Person means

           a corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more or any class of equity securities;

           any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and

           any relative or spouse of such person or any relative of such spouse.

     "AUDITORS" means independent public accountants;

      "BUSINESS" means the business of SIL as currently conducted, and shall be deemed to include, but not be limited to, any of the following incidents of such business: income, cash flow, operations, condition (financial or other), assets, properties, liabilities and personnel;

      "CLOSING" means completion of this Agreement in accordance with clause 1.4 below;

      "CLOSING DATE" means the date of Closing;

      "CODE" means the United States Internal Revenue Code of 1986, as amended;

      "CONTRACT" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing;

      "DISCLOSURE LETTER" means the letter from the SIL Warrantors to SpaceDev dated the same date as this Agreement;

      "DOLLARS" OR "$" means the United States of America currency unit;

      "EMPLOYEE PLAN" means any employee benefit plan, collective bargaining, employment or severance agreement or other similar arrangement or governmental regulation or requirement to which either SIL is a party or by which it is bound, legally or otherwise;

      "ENCUMBRANCE" means any claim charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable governmental securities law;

      "EQUITY SECURITIES" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities;

      "FINANCIAL STATEMENTS" means the second quarter 1998 unaudited interim financial statements and the year ending 1997 unaudited financial statements of SIL delivered to SpaceDev in accordance with Section 2.7(a) of this Agreement;

      "GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time;

      "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.;

      "HART-SCOTT-RODINO ACT" means the Untied States Legislation known as the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations;

      "HAZARDOUS SUBSTANCE" means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, radioactivity, carcinogenicity, reproduction toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy;

      "INTANGIBLE PROPERTY" means any trade secret, secret process or other confidential information or know-how and any and all Marks;

      "IRS" means generally the United States of America Internal Revenue Service or any other taxing authority of any other country or government;

      "LAW" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order;

      "LOSS" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person;

      "MARK" means any brand name, copyright, patent, service mark, trademark, trade name, and all registrations or applications for registration of any of the foregoing;

      "MATERIAL ADVERSE EFFECT" means any change in or effect on SIL or SpaceDev that is materially adverse to the business of the relevant company or person;

      "MATERIAL CONTRACT" means those Contracts listed in the Disclosure Letter as Material Contracts;

      "ORDER" means any decree, injunction, judgment, order, ruling, assessment or writ;

      "PERMIT" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity;

      "PERSON" means an association, a corporation, an individual, a partnership, a trust or other entity or organization, including a Governmental Entity;

      "POUNDS" OR "(POUND)" means the United Kingdom currency unit;

      "SIL WARRANTORS" means J Anzalchi, A J Barrington Brown, D R Brindley, J L Culhane, J E Holloway and A K Ward;

      "SPACEDEV FINANCIAL STATEMENTS" means the unaudited interim financial statements of SpaceDev for the period ended December 31, 1997 delivered to the SIL shareholders in accordance with section 3.7(a) of this Agreement;

      "SPACEDEV SHARES" means common stock of SpaceDev;

      "SPACEDEV WARRANTORS" means SpaceDev and the Guarantor

      "SUBSIDIARY" means any Person in which SIL has a direct or indirect equity or ownership interest in excess of 5%.

      "TAX" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

      "TAX RETURN" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes.

1.2    Transfer of SIL Shares by the SIL Shareholders.
       -----------------------------------------------

Subject to the terms and conditions of this Agreement, each of the SIL Shareholders who has executed this Agreement agrees to transfer that number of SIL Shares set forth next to their name in Schedule A below and to deliver the certificates evidencing such SIL Shares to SpaceDev at Closing. This Agreement is based upon the material assumption that the SIL Shareholders, as parties to this Agreement, own collectively one hundred percent (100%) of the issued and outstanding shares of SIL and that one hundred percent (100%) of the SIL shares shall be tendered at Closing. In the event that less than one hundred percent (100%) of the SIL Shares are tendered pursuant to this Agreement, SpaceDev shall have sole and exclusive power to void this Agreement.

1.3    Acquisition of the SIL Shares by SpaceDev.
       ------------------------------------------

SIL Shareholders agree to tender all the outstanding and issued SIL Shares to SpaceDev and SpaceDev agrees to purchase the SIL Shares, in consideration of:

(a) the issue by SpaceDev to the SIL Shareholders of one million (1,000,000) shares of common stock in SpaceDev in the proportions stated next to the names of the respective SIL Shareholders set out in Schedule A;

(b) SpaceDev agreeing to issue an additional $250,000.00 in value only of SpaceDev common stock, calculated pursuant to subsection 1.3(f) below to the SIL Shareholders on January 15, 1999 in the proportions stated next to the names of the respective SIL Shareholders set out in Schedule A;

(c) SpaceDev agreeing to issue an additional $250,000.00 in value only of SpaceDev common stock, calculated pursuant to subsection 1.3(f) below to the SIL Shareholders on July 15, 1999 in the proportions stated next to the names of the respective SIL Shareholders set out in Schedule A;

(d) SpaceDev agreeing to issue an additional $250,000.00 in value only of SpaceDev common stock, calculated pursuant to subsection 1.3(f) below to the SIL Shareholders on January 15, 2000 in the proportions stated next to the names of the respective SIL Shareholders set out in Schedule A;

(e) SpaceDev agreeing to issue an additional $250,000.00 in value only of SpaceDev common stock, calculated pursuant to subsection 1.3(f) below to the SIL Shareholders on July 15, 2000 in the proportions stated next to the names of the respective SIL Shareholders set out in Schedule A;

(f) The value of all SpaceDev common stock issued under this Agreement shall be calculated by taking the average of SpaceDev quoted stock closing price for the five trading days prior to the date the stock is issued. SpaceDev will retain the right to issue any stock to be issued under this agreement by issuing that stock at any time prior to the due date of issue without being in default of this Agreement.

(g) The SIL Board of Directors shall be entitled to nominate one person to sit on the Board of Directors of SpaceDev, entitling the person to identical rights in respect to attendance, voting, participation and notice. The Guarantor, on behalf of SD Holdings, LLC shall provide at closing, a letter of agreement to use best efforts to elect a SIL representative (nominated by the SIL Board of Directors) on the SpaceDev Board. The letter of agreement shall be in effect until December 31, 2000 after which time, the Guarantor shall be released from all obligations under the letter of agreement.

1.4    The Closing.
       ------------

The Closing will simultaneously take place at the SpaceDev and SIL offices immediately following execution of this Agreement by all the parties, at which time:

(a)   the SIL Shareholders and the SIL Board of Directors shall deliver to
      SpaceDev:

      (1) transfers of the SIL Shares duly completed in favor of SpaceDev together with share certificates representing the SIL Shares;

      (2)  the Statutory Books of SIL;

(b) SpaceDev shall issue to the SIL Shareholders one million shares (1,000,000) of common stock, with appropriate legend restriction pursuant to Section 2.24 and each in accordance with Clause 1.3(a) above;

(c) SpaceDev shall provide a board resolution authorizing the SIL Board of Directors to adopt the (i) Revenue and Profit Incentive Stock Option Plan and (ii) Profit Sharing Stock Issuance Plan. The SIL Board of Directors shall be vested with the authority and power to issue the stock options pursuant to the Plans and upon satisfying all conditions and restrictions contained therefrom including, but not limited to, the condition requiring SIL to meet or exceed certain sales and profit projections;

(d) The Guarantor, on behalf of SD Holdings LLC, shall provide a letter of agreement to use best efforts in electing a SIL representative on the Board of Directors of SpaceDev.

(e) SpaceDev shall provide a letter of intent to enter into a Growth Assisted Cash Infusion Agreement between SpaceDev and SIL.

1.5    Right of First Refusal
       ----------------------

(a) If SpaceDev, prior to December 31, 2000 elects to sell all or any portion of the stock in SIL, the individuals named in Schedule A (the "Schedule A individual(s)") shall have the right of first refusal to meet any bona fide offer of sale from a third party on the same terms and conditions of that offer, including but not limited to the price and date for closing. On receipt of a bona fide third party offer for purchase of the stock, SpaceDev shall notify the SIL Board of Directors who shall be responsible for notifying the Schedule A individuals in writing of the offer and its terms and conditions within 10 days. Within 15 days after the date of SpaceDev's notice to the SIL Board, the Schedule A individuals shall notify SpaceDev in writing whether or not they agree to purchase the shares on the same terms and conditions as contained in the third party offer. If the Schedule A individuals elect not to purchase the stock, SpaceDev shall be free to sell the stock to that third party in accordance with the terms and conditions of the third party offer.

(b) In the event that one or more Schedule A individuals agree to participate in the purchase of the offered shares, then the participating individual(s) must purchase collectively, all of the offered shares at the offered price. If the participating Schedule A individuals should fail to purchase the total offered shares and or pay the specified purchase price, the right of first refusal shall be deemed waived and SpaceDev shall be free to sell the shares to the third party in accordance with the terms and conditions of the third party offer.

(c) The Schedule A individual's right of first refusal shall terminate upon the earlier occurrence of (i) the Schedule A individual ceasing to be a SpaceDev shareholder or (ii) the Schedule A individual sells, transfers or conveys any portion of his or her original issued SpaceDev stock or (ii) at December 31, 2000.

1.6    Tax Free Exchange
       -----------------

It is the intent of the parties that this transaction will constitute a tax free exchange under the United States Internal Revenue Code Section 368(a)(1)(B) and under United Kingdom tax legislation.

1.7    Best Efforts
       ------------

It is the intent of the parties to maximize the revenue and net income of SIL and to advance the business of SIL utilizing the existing assets, personnel and the nature of the business, therefore the parties shall use their best efforts forward to achieve this intent.

1.8    Waiver of Pre-Emption Rights by SIL Shareholders
       ------------------------------------------------

Each of the SIL Shareholders hereby waives all pre-emption rights under the Articles of Association in respect to the exchange of SIL shares for SpaceDev shares hereunder.

                                    ARTICLE 2

                REPRESENTATIONS AND WARRANTIES OF SIL WARRANTORS

2.1 The SIL Warrantors, hereby severally warrant to SpaceDev that so far as they are aware and except as fairly disclosed in the Disclosure Letter, each of the statements set out in this Article 2 below is true and accurate in all material respects.

2.2 Each of the Warranties set out in the several paragraphs of this Article 2 below is separate and independent and except as expressly provided to the contrary in this Agreement is not limited by reference to any other paragraphs of Article 2.

2.3 Any claim by SpaceDev in connection with the Warranties (a "WARRANTY CLAIM") will be subject to the following provisions of this Article.

2.4   SpaceDev acknowledges and agrees that:

(a) the warranties set out in Article 2 (the "WARRANTIES") are the only representations, warranties or other assurances of any kind given by or on behalf of the SIL Warrantors and on which SpaceDev may rely in entering into this Agreement;

(b) no other statement, promise or forecast made by or on behalf of the SIL Warrantors may form the basis of, or be pleaded in connection with, any claim by SpaceDev under or in connection with this Agreement; and

(c) at the time of entering into this Agreement SpaceDev is not aware of any matter or thing which is inconsistent with the Warranties or constitutes a breach of any of them.

2.5    Organization and Related Matters.
       ---------------------------------

SIL is a company duly organized, validly existing and in good standing under the laws of England and Wales. SIL has no subsidiaries. SIL has all necessary corporate power and authority to own its properties and assets and to carry on the Business as now conducted. True, correct and complete copies of the Articles of Association of SIL as in effect on the date hereof have been delivered to SpaceDev.

2.6    SIL Shares.
       -----------

The SIL Shareholders own the issued and outstanding shares of SIL beneficially free and clear of any and all liens, covenants, conditions, rights or other encumbrances. At Closing, SpaceDev will acquire good and marketable title to and complete ownership of the SIL Shares, free of any and all covenants, conditions, or other encumbrances. The authorized share capital of SIL consists of 100,000 shares of Common Stock of (pound)1 each, of which 82,000 shares are issued and outstanding. There are no outstanding warrants, options or other contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Securities of SIL, or to restructure or recapitalize SIL. There are no outstanding Contracts of SIL to repurchase, redeem or otherwise acquire any Equity Securities of SIL. All issued shares of SIL are duly authorized, validly issued and outstanding and are fully paid and were issued in conformity with applicable laws. There are no preemptive rights in respect of any Equity Securities of SIL, except as contained in the Articles of Association of SIL and except for such rights held by the SIL Shareholders which rights shall terminate upon the consummation of the acquisition by SpaceDev of the SIL Shares under this Agreement. Any Equity Securities of SIL which were issued and reacquired by SIL were so reacquired (and, if reissued, so reissued) in compliance with all applicable Laws, and SIL has no outstanding obligation or liability with respect thereto.

2.7    Financial Statements; Changes; Contingencies.
       ---------------------------------------------

(a) FINANCIAL STATEMENTS. The SIL Shareholders delivered to SpaceDev unaudited financial statements for the second quarter ending June 30, 1998 and the unaudited financial statements for the twelve (12) months ending 1997. All financial statements have been prepared in accordance with the requirements of the Companies Act 1985 consistently applied during the periods covered (except as disclosed therein), the statements of income present fairly the results of operations of SIL for the respective periods covered, and the balance sheets present fairly the financial condition of SIL as of their respective dates, except that such financial statements may omit footnote disclosures required by the requirements of the Companies Act 1985 to the extent the content thereof would not materially differ in nature or amount from those disclosures reported in the most recent audited period, and year-end adjustments to the extent not material. Notwithstanding the foregoing, all such financial statements reflect all material adjustments (which consist only of normal recurring adjustments not material in amount) necessary for a fair presentation.

(b) NO MATERIAL ADVERSE CHANGES. Since the Statement Date, whether in the ordinary course of business, there has not been, occurred or arisen:

      (1) any change in or event affecting SIL, the Business or the SIL Shares that has had or may reasonably be expected to have a Material Adverse Effect.

      (2) any agreement (other than a Material Contract listed on the Disclosure Schedule), condition, action or omission which would be proscribed by (or require consent under) Section 4.3 had it existed, occurred or arisen after the date of this Agreement,

      (3)  any strike or other labor dispute, or

      (4) any casualty, loss, damage or destruction whether or not covered by insurance) or any material property of SIL.

(c) NO OTHER LIABILITIES OR CONTINGENCIES. SIL does not have any material liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, that, in accordance with the requirements of the Companies Act 1985 applied on a consistent basis, should have been but were not reflected or disclosed in the financial statements (including the notes thereto) referred to in subsections 2.7(a) and (b) above, except liabilities which were incurred after Statement Date, in the ordinary course of business which do not exceed $10,000 exclusive of current payroll and payroll taxes for the payroll period ending immediately prior to Closing.

2.8    Tax and Other Returns and Reports.
       ----------------------------------

SIL has filed, or will, on or before the Closing Date, file all Tax Returns required to be filed by it on or before the Closing Date. Adequate provision has been made in the books and records of SIL and in the financial statements referred to in Section 2.7 above or delivered to SpaceDev, for all Taxes relating to operations through, or property owned on or before, the date of the most recent of such financial statements. No liability for Taxes has arisen since such date other than in the ordinary course of SIL's business. All required Tax Returns including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects. No Governmental Entity has, during the past three years, examined or is in the process of examining any Tax Returns of SIL. No Governmental Entity has proposed (tentatively or definitively), asserted or assessed or, to the best knowledge of SIL, threatened to propose or assert, any deficiency, assessment or claim for Taxes and there would be no basis for any such delinquency, assessment or claim.

2.9    Material Contracts.
       -------------------

SIL has duly performed all its material obligations under each Material Contract to the extent that such obligations to perform have accrued; and no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by SIL or, to the best knowledge of SIL, by any other party or obligor with respect thereto, has occurred or as a result of this Agreement or performance will occur. Consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, SIL under any Material Contract.

2.10   Tangible Property.
       ------------------

(a) SIL owns no real property. There is no pending or threatened action that would materially interfere with the quiet enjoyment of any leasehold by SIL.

(b) SIL owns or leases all tangible personal property that is material to the Business free of Encumbrances except for Encumbrances consisting of liens for Taxes not yet due.

(c) All material leasehold properties held by SIL, as lessee, are held under valid, binding and enforceable leases, subject only to such exceptions as are not, individually or in the aggregate, material to the Business. All material tangible properties of SIL are in a reasonable state of maintenance and repair (except for ordinary wear and tear) and are reasonably adequate for the Business.

2.11   Intangible Property.
       --------------------

SIL owns or licenses Intangible Property, required for use in connection with the Business.

2.12   Authorization; No Conflicts.
       ----------------------------

The execution, delivery and performance of this Agreement and or related agreements by SIL has been duly and validly authorized by the Board of Directors of SIL and by all other necessary corporate action on the part of SIL and by the SIL Shareholders. SIL and the SIL Shareholders have the full capacity, right, power and authority to enter into this Agreement and any related agreements to which they are parties. The execution, delivery and performance of this Agreement by the SIL Shareholders and the execution, delivery and performance of any related agreements or contemplated transactions by the SIL Shareholders or SIL will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the Memorandum or Articles of Association of SIL or any Material Contract, result in the imposition of any Encumbrance against any asset or properties of SIL, or violate any Law. No Permits and Approvals are required to be obtained by the SIL Shareholders to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the SIL Shareholders and the performance of this Agreement and any related or contemplated transactions by the SIL Shareholders or SIL will not, to the knowledge of SIL, require filing or registration with, or the issuance of any Permit by, any other third party or Governmental Entity. The consummation of the transactions contemplated by this Agreement does not, to the knowledge of the SIL Warrantors require any filings under the Hart-Scott-Rodino Act.

2.13   [Reserved]

2.14   Corporate Records.
       ------------------

The official records and minute books of SIL accurately reflect all material actions and proceedings taken to date by its shareholders, board of directors and committees, and the statutory books contain true and complete copies of the Articles of Association of SIL and all related amendments. The Register of Members of SIL reflects accurately all transactions in its Shares.

2.15   Accounting Records; Internal Controls.
       --------------------------------------

SIL has records that accurately reflect its transactions, and accounting controls sufficient to ensure that such transactions are (i) executed in accordance with management's general or specific authorization and (ii) recorded in conformity with the requirements of the Companies Act 1985 so as to maintain accountability for assets.

2.16   Permits.
       --------

To the best knowledge of the SIL Warrantors SIL holds all material Permits that are required by any Governmental Entity to permit the corporation to conduct its business as now conducted, and all such permits are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement. To the best knowledge of the SIL Warrantors, no suspension, cancellation or termination of any of such Permits is threatened or imminent.

2.17   Compliance with Law.
       --------------------

(a) SIL is organized and has conducted its businesses in accordance with applicable Laws in all material respects, and the forms, procedures and practices of SIL are in compliance with all such Laws, to the extent applicable, in all material respects.

(b) The use and operation of the assets of SIL are in compliance in all material respects with all applicable Laws and there is no material violation of any of such Laws.

(c) The share exchange of SpaceDev shares for SIL shares contemplated under this Agreement does not violate any United Kingdom laws including but not limited to corporate law, securities law or any tax revenue laws.

2.18   Employee Benefits.
       ------------------

Except as set forth in the Disclosure Letter, there are no employee benefit plans or other employee benefits accruing for the benefit of any director, officer or employee of SIL.

2.19   Certain Interests; Dividends.
       -----------------------------

Neither SIL, nor any officer or director of SIL, nor any Associate of SIL has any material interest in any property used in or pertaining to the Business; no such Person is indebted or otherwise obligated to SIL; and SIL is not indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. To the best knowledge of the SIL Warrantors the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from SIL or the successor or assign thereof to any Person. Except as expressly permitted by this Agreement, there has been no dividend or other distribution of assets or securities whether consisting of money, property or any other thing of value, declared, issued or paid to or for the benefit of the SIL Shareholders subsequent to the date of the most recent financial statements described in
Section 2.7. SIL has paid no special bonuses to any officer, director or employee.

2.20   No Brokers, Finders or Financial Advisors.
       ------------------------------------------

No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of SIL or any of its respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

2.21   Environmental Compliance.
       -------------------------

SIL has not generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Laws. There has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous substance in connection with the conduct of the Business of SIL or the use of any property or facility of SIL or to the knowledge of SIL any nearby or adjacent properties or facilities, which has created or might reasonably be expected to create any liability under any Laws or which would require reporting to or notification of any Governmental Entity. No asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility of SIL.

2.22   Dividends.
       ----------

SIL has not declared or paid any dividends of any kind nor declared or made any other distributions of any kind whatsoever including, without limitation, by way of redemption or repurchase or reduction of authorized capital.

2.23   Waiver of Rights.
       -----------------

SIL has not waived or surrendered any right of substantial value and has not made any gift of money or of any of its property or assets.

2.24   Investment Representation.
       --------------------------

The SpaceDev Shares are restricted securities within the meaning of the United States federal securities laws, and the SIL Shareholders are acquiring the SpaceDev Shares for their own account for investment purposes only and not with a view to or for sale in connection with the distribution thereof. The SIL Shareholders certify that they are not a United States person and are not acquiring the SpaceDev Shares for the account or benefit of any United States person. The SIL Shareholders agree to resell such securities only in accordance with the provisions of Regulation S of the Securities Act of 1933 (the "Act"), pursuant to a registration under the Act, or pursuant to an available exemption from registration. The certificates evidencing the SpaceDev Shares shall bear a legend substantially as follows:

         "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE OR SECURITIES LAWS AND NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR SUCH STATE LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT."

2.25   Limitations on the Liability of the SIL Warrantors
       --------------------------------------------------

The liability of the SIL Warrantors under this Agreement shall be limited as follows:

(a) there shall be disregarded for all purposes any breach of this Agreement unless the amount of damages to which SpaceDev would otherwise be entitled is an amount in excess of $15,000;

(b) SpaceDev shall not be entitled to recover any damages in respect of any breach or breaches of the Warranties pursuant under Article 2 of this Agreement unless the aggregate loss or damage amount in respect of all such breach or breaches for which the SIL Warrantors are liable exceeds $15,000, in which event a claim in respect of the excess over $15,000 may be made;

(c) the maximum liability of each SIL Warrantor in respect of the aggregate of all the claims made by SpaceDev in respect of any breach of this Agreement shall not exceed five hundred thousand dollars ($500,000).

2.26 SpaceDev may not bring any claim for breach of the provisions of this Agreement unless written notice of the claim shall have been given to the SIL Warrantors accompanied by reasonable particulars of the claim, including the amount of the claim:

(a) in the case of any claim under the Warranties under Article 2, within 12 months of the date of this Agreement; and

(b) in the case of any other claim, within 3 months of the date of this Agreement, provided that the liability of the SIL Warrantors in respect of any Warranty Claim shall absolutely terminate if proceedings in respect of it have not been commenced within 2 months of service of notice of that claim.

2.27 The SIL Warrantors shall not be liable and no claim or claims shall be made against them in respect of any Warranty Claim:

(a) if the fact, omission, circumstance or occurrence giving rise to or forming the basis of the claim has been fairly disclosed to SpaceDev in the Disclosure Letter;

(b) to the extent that provision or allowance for the matter or liability has been made in the Financial Statements or is otherwise taken account of, or reflected in, the Financial Statements;

(c) to the extent that the claim would not have arisen but for a change in legislation made after the date of this Agreement (whether relating to taxation, rates of taxation or otherwise) or the withdrawal of any extra-statutory concession previously made by the IRS or other taxing authority (whether or not the change purports to be effective retrospectively in whole or in part);

(d) if the matter giving rise to the claim is provided for under the terms of this Agreement or carried out in the implementation of it;

(e) to the extent the liability of the SIL Warrantors in respect of the claim is affected by any voluntary act (other than in the ordinary course of business of SIL) of SpaceDev or of SIL carried out on, or after the date of this Agreement;

(f) if the claim arises from any act, matter or thing done or omitted to be done by SpaceDev or SIL at the request or with the approval of SpaceDev;

(g) if the claim arises from SpaceDev or SIL disclaiming any part of the benefit of capital or other allowances against taxation claimed or proposed to be claimed on or before the date of this Agreement of which particulars have been given to SpaceDev; or

(h) if the claim arises from any change in accounting policy or practice of SpaceDev or SIL introduced or having effect after Closing.

2.28 If SpaceDev becomes aware of a matter which could give rise to a claim under the other provisions of this Agreement, the SIL Warrantors shall not be liable in respect of it unless written notice of the relevant facts is given by SpaceDev to the SIL Warrantors as soon as reasonably practicable and in any event within 30 days of SpaceDev becoming aware of those facts.

2.29 Without prejudice to SpaceDev's duty to mitigate any loss in respect of any breach of the Warranties, any damages for such breach shall be assessed on the basis of the diminution in value of the SIL Shares (which value shall not be taken to be greater than the Consideration) directly attributable to the breach in question (after taking into account all compensating factors) and not on the basis of the loss of or cost to SIL in respect of the matter giving rise to the claim.

2.30 Without prejudice to any duty it may have at common law or otherwise, SpaceDev shall use all reasonable endeavors to mitigate any loss or damage which it may suffer in consequence of any breach by the SIL Warrantors of the Warranties or other provisions of this Agreement.

2.31 If in respect of any matter which could give rise to a breach of the Warranties SpaceDev or SIL is entitled to claim under any policy of insurance (or would have been so entitled had it maintained in force the insurance cover current at Closing) no such matter shall be the subject of a claim unless and until the SpaceDev or SIL shall have made a claim against its insurers and the amount of such claim (or of any claim which could have been made had such policies or their equivalents been maintained in effect after Closing) shall then reduce or extinguish any such claim.

2.32 If any claim for breach of any of the Warranties is based upon a liability of SIL which is contingent only, the SIL Warrantors shall not be liable to make any payment to SpaceDev or to SIL unless and until such contingent liability becomes an actual liability and is discharged.

2.33 If any of the SIL Warrantors makes any payment by way of damages in respect of a Warranty Claim (the "DAMAGES PAYMENT") and within 12 months of the making of the Damages Payment SIL or SpaceDev receives any benefit otherwise than from that SIL Warrantor which it would not have received but for the circumstance giving rise to the claim in respect of which the Damages Payment was made, SpaceDev shall, once it or SIL has received such benefit, forthwith repay to that SIL Warrantor the Damages Payment in so far as it does not exceed the value of the benefit recovered from the third party.

2.34 Any liability of the SIL Warrantors will take account of any corresponding savings or benefits accruing to SpaceDev or SIL as a result of the circumstances giving rise to the Warranty Claim. If any provision in the Financial Statements for taxation proves to be an over-provision, the amount of the over-provision will be set off against any liability of the Warrantors under this Agreement.

2.35 Subject to the other provisions of this Article 2, it is hereby agreed that each individual SIL Warrantor shall have no liability in respect of any claim made by SpaceDev for breach of any of the provisions of this Agreement if such claim or claims shall have arisen by reason of fraud, dishonesty or deliberate non-disclosure on the part of any other SIL Warrantor.

2.36 Notwithstanding Article 2.35 none of the SIL Warrantors shall, as between each other be liable to make a contribution in respect of any payment made or agreed to be made by any other SIL Warrantors in respect of any claim under, or in respect of, any breach of this Agreement unless such SIL Warrantor has been adequately consulted in the course of negotiations following the notification of any such claim and has been joined as a party to any proceedings in which that claim has been made.

2.37 Any amount paid by the SIL Warrantors in respect of any claim under this Agreement shall be deemed to be a reduction in the purchase consideration for the SIL Shares.

2.38 The liability of each individual SIL Warrantor in respect of any claim made by SpaceDev for breach of the SIL Warranties or any other provisions of this Agreement shall not exceed the proportion set out below against the name of that SIL Warrantor of the amount of any such claim or claims.

      Prof J.L. Culhane                              18.87%
      Mr. A.K. Ward                                  18.87%
      Mr. D.R. Brindley                              18.87%
      Mrs J.E. Holloway                               5.65%
      Mr. A.J. Barrington Brown                      18.87%
      Mr. J. Anzalchi                                18.87%
                                                    -------
                                                    100.00%


                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF SPACEDEV


3.1 The SpaceDev and the Guarantor severally warrant (to the extent of $2,500,000 maximum liability to SpaceDev and to the extent of $500,000 maximum liability to Guarantor) to the SIL Shareholders that except as fairly disclosed in the letter to the SIL Shareholders dated the same date as this Agreement and delivered prior to its execution (the "SPACEDEV DISCLOSURE LETTER"), each of the statements set out in this Article 3 below is true and accurate in all material respects.

3.2 Each of the Warranties set out in the several paragraphs of this Article 3 below (the "SPACEDEV WARRANTIES") is separate and independent and except as expressly provided to the contrary in this Agreement is not limited by reference to any other paragraphs of Article 3.

3.3 Any claim by the SIL Shareholders in connection with the SpaceDev Warranties (a "SPACEDEV WARRANTY Claim") will be subject to the following provisions of this Article.

3.4   the SIL Shareholders acknowledge and agree that:

      (a) the SpaceDev Warranties are the only representations, warranties or other assurances of any kind given by or on behalf of the SpaceDev Warrantors and on which the SIL Shareholders may rely in entering into this Agreement;

      (b) no other statement, promise or forecast made by or on behalf of the SpaceDev Warrantors may form the basis of, or be pleaded in connection with, any claim by the SIL Shareholders under or in connection with this Agreement; and

      (c) at the time of entering into this Agreement the SIL Shareholders are not aware of any matter or thing which is inconsistent with the SpaceDev Warranties or constitutes a breach of any of them.

3.5    Organization and Related Matters.
       ---------------------------------

SpaceDev is a corporation duly organized, validly existing and in good standing under the laws of the state of Colorado in the United States of America. SpaceDev has all necessary corporate power and authority to own its properties and assets and to carry on its business as now conducted. True, correct and complete copies of the charter documents of SpaceDev as in effect on the date hereof have been delivered to the SIL Shareholders.

3.6    SpaceDev Shares.
       ----------------

At the Closing, the SIL Shareholders will acquire good and marketable title and complete ownership of the SpaceDev Shares, free of any and all covenants, conditions, or other Encumbrances except for any resale restrictions requirements made pursuant to 2.24. The authorized capital stock of SpaceDev consists of twenty five million (25,000,000) shares of common stock and ten million (10,000,000) shares of convertible preferred stock, of which 4,414,373 common shares and 82,450 convertible preferred shares are issued and outstanding. There are no outstanding Contracts of SpaceDev to repurchase, redeem or otherwise acquire any Equity Securities of SpaceDev. All shares of capital stock of SpaceDev are duly authorized, validly issued and outstanding and are fully paid and nonassessable and were issued in conformity with applicable laws. Any Equity Securities of SpaceDev which were issued and reacquired by SpaceDev were so reacquired (and, if reissued, so reissued) in compliance with all applicable Laws, and SpaceDev has no outstanding obligation or liability with respect thereto.

3.7    Financial Statements; Changes; Contingencies.
       ---------------------------------------------

      (a) FINANCIAL STATEMENTS. SpaceDev has delivered to the SIL Shareholders the unaudited December 31, 1997 balance sheet for SpaceDev and the related statements of income for the 12 months then ended. All such interim financial statements have been prepared in accordance with GAAP consistently applied during the periods covered (except as disclosed therein), the statements of income present fairly the results of operations of SpaceDev for the respective periods covered, and the balance sheets present fairly the financial condition of SpaceDev as of their respective dates, except that such financial statements may omit footnote disclosures required by GAAP to the extent the content thereof would not materially differ in nature or amount from those disclosures reported in the most recent audited period, and year-end adjustments to the extent not material. Notwithstanding the foregoing, all such financial statements reflect all material adjustments (which consist only of normal recurring adjustments not material in amount) necessary for a fair presentation.

      (b) NO MATERIAL ADVERSE CHANGES. Since the Statement Date, whether in the ordinary course of business, there has not been, occurred or arisen:

           1. any change in or event affecting SpaceDev, its business or the Common Stock of SpaceDev that has had or may reasonably be expected to have a Material Adverse Effect.

           2. any agreement (other than a Material Contract listed in the Disclosure Letter), condition, action or omission which would be proscribed by (or require consent under) section 4.3 had it existed, occurred or arisen after the date of this Agreement,

           3.   any strike or other labor dispute, or

           4. any casualty, loss, damage or destruction whether or not covered by insurance or any material property of SpaceDev.

      (c) NO OTHER LIABILITIES OR CONTINGENCIES. SpaceDev does not have any material liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, that, in accordance with GAAP applied on a consistent basis, should have been but were not reflected or disclosed in the financial statements (including the notes thereto) referred to in subsection 3.7(a) and (b) above, except liabilities which were incurred after Statement Date, in the ordinary course of business which do not exceed $10,000 exclusive of current payroll and payroll taxes for the payroll period ending immediately prior to Closing.

3.8    Authorization; No Conflicts.
       ----------------------------

The execution, delivery and performance of this Agreement and or related agreements by SpaceDev and the Guarantor have been duly and validly authorized by the Board of Directors of SpaceDev and by all other necessary corporate action on the part of SpaceDev and by the Guarantor. SpaceDev and the Guarantor have the full capacity, right, power and authority to enter into this Agreement and any related agreements to which they are parties. The execution, delivery and performance of this Agreement by SpaceDev and the Guarantor and the execution, delivery and performance of any related agreements or contemplated transactions by SpaceDev and the Guarantor will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the Articles of Incorporation or by-laws of SpaceDev or any Material Contract, result in the imposition of any Encumbrance against any asset or properties of SpaceDev, or violate any Law. The consummation of the transactions contemplated by this Agreement does not, to the knowledge of SpaceDev and the Guarantor require any filings under the Hart-Scott-Rodino Act.

3.9    [Reserved]

3.10   Corporate Records.
       ------------------

The official records and minute books of SpaceDev accurately reflect all material actions and proceedings taken to date by its shareholders, board of directors and committees, and such minute books contain true and complete copies of the charter documents of SpaceDev and all related amendments. The stock record books of SpaceDev reflect accurately all transactions in its capital stock of all classes.

3.11   Compliance with Law.
       --------------------

      (a) SpaceDev is organized and has conducted its businesses in accordance with applicable Laws in all material respects, and the forms, procedures and practices of SpaceDev are in compliance with all such Laws, to the extent applicable, in all material respects.

      (b) The use and operation of the assets of SpaceDev are in compliance in all material respects with all applicable Laws and there is no material violation of any of such Laws.

3.12   No Brokers, Finders or Financial Advisors.
       ------------------------------------------

No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of SpaceDev or any of its respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

3.13   Dividends.
       ----------

SpaceDev has not declared or paid any dividends of any kind nor declared or made any other distributions of any kind whatsoever including, without limitation, by way of redemption or repurchase or reduction of authorized capital.

3.14   Tax and Other Reports and Regulatory Matters
       --------------------------------------------

The United States Securities and Exchange Commission (SEC) has issued an Order Instituting Proceedings for a Cease and Desist order to be issued against SpaceDev alleging the Company has made statement contained in press releases and on the Company's web site including information published by the Company relating to its projected revenues and earnings, the nature and status of the Company's relationship with the National Aeronautics and Space Administration, and the nature of the Company's relationship with an underwriter which violate the securities laws. The SEC has requested an order issued against the Company to cease and desist making these and similar statements. The Company disagrees with the SEC's position and believes their position is without merit. A hearing will be held before an Administrative Law Judge to determine the merits of the allegations made by the SEC. The Company has issued a news release relating to these matters which, along with the Order Instituting Proceedings issued by the SEC are contained in the Disclosure Letter. The SIL Shareholders agree that they have not relied on any information published by SpaceDev or any information which is contained in the SEC Order Instituting Proceedings. The SIL Shareholders have completed their own independent investigation of SpaceDev prior to entering into this Agreement and have received and reviewed all information they feel necessary regarding the SEC matter during their investigation.

3.15 The liability of the SpaceDev Warrantors under this Agreement shall be limited as follows:
       -------------------

      (a) there shall be disregarded for all purposes any breach of this Agreement unless the amount of damages to which the SIL Shareholders would otherwise be entitled is an amount in excess of $15,000;

      (b) the SIL Shareholders shall not be entitled to recover any damages in respect of any breach or breaches of the SpaceDev Warranties unless the aggregate loss or damage amount in respect of all such breach or breaches for which the SpaceDev Warrantors are liable exceeds $15,000, in which event a claim in respect of the excess over $15,000 may be made;

      (c) the maximum liability of SpaceDev in respect of the aggregate of all the claims made by the SIL Shareholders in respect of any breach of this Agreement shall not exceed two million five hundred thousand dollars ($2,500,000). The maximum liability of the Guarantor in respect of the aggregate of all the claims made by the SIL Shareholders in respect of any breach of this Agreement shall not exceed five hundred thousand dollars ($500,000).

3.16 SpaceDev may not bring any claim for breach of the provisions of this Agreement unless written notice of the claim shall have been given to the SpaceDev Warrantors accompanied by reasonable particulars of the claim, including the amount of the claim:

      (a) in the case of any claim under the SpaceDev Warranties, within 12 months of the date of this Agreement; and

      (b) in the case of any other claim, within 3 months of the date of this Agreement, provided that the liability of the SpaceDev Warrantors in respect of any SpaceDev Warranty Claim shall absolutely terminate if proceeding in respect of it have not been commenced with 2 months of service of notice of that claim.

3.17 The SpaceDev Warrantors shall not be liable and no claim or claims shall be made against them in respect of any SpaceDev Warranty Claim:

      (a) if the fact, omission, circumstance or occurrence giving rise to or forming the basis of the claim has been fairly disclosed to the SIL Shareholders in the SpaceDev Disclosure Letter;

      (b) to the extent that provision or allowance for the matter or liability has been made in the SpaceDev Financial Statements or is otherwise taken account of, or reflected in, the SpaceDev Financial Statements;

      (c) to the extent that the claim would not have arisen but for a change in legislation made after the date of this Agreement (whether relating to taxation, rates of taxation or otherwise) or the withdrawal of any extra-statutory concession previously made by the IRS or other taxing authority (whether or not the change purports to be effective retrospectively in whole or in part);

      (d) if the matter giving rise to the claim is provided for under the terms of this Agreement or carried out in the implementation of it;

      (e) to the extent the liability of the SpaceDev Warrantors in respect of the claim is affected by any voluntary act (other than in the ordinary course of business of SpaceDev) of SpaceDev or of SIL carried out on, or after the date of this Agreement;

      (f) if the claim arises from any act, matter or thing done or omitted to be done by SpaceDev or SIL at the request or with the approval of SIL;

      (g) if the claim arises from SpaceDev or SIL disclaiming any part of the benefit of capital or other allowances against taxation claimed or proposed to be claimed on or before the date of this Agreement of which particulars have been given to SIL; or

      (h) if the claim arises from any change in accounting policy or practice of SpaceDev or SIL introduced or having effect after Closing.

3.18 If the SIL Shareholders become aware of a matter which could give rise to a claim under the other provisions of this Agreement, the SpaceDev Warrantors shall not be liable in respect of it unless written notice of the relevant facts is given by the SIL Shareholders to the SpaceDev Warrantors as soon as reasonably practicable and in any event within 30 days of the SIL Shareholders becoming aware of those facts.

3.19 Without prejudice to the SIL Shareholders' duty to mitigate any loss in respect of any breach of the SpaceDev Warranties, any damages for such breach shall be assessed on the basis of the diminution in value of the SpaceDev Shares (which value shall not be taken to be greater than the Consideration) directly attributable to the breach in question (after taking into account all compensating factors) and not on the basis of the loss of or cost to SpaceDev in respect of the matter giving rise to the claim.

3.20 Without prejudice to any duty they may have at common law or otherwise, the SIL Shareholders shall use all reasonable endeavors to mitigate any loss or damage which they may suffer in consequence of any breach by the SpaceDev Warrantors of the SpaceDev Warranties or other provisions of this Agreement.

3.21 If in respect of any matter which could give rise to a breach of the SpaceDev Warranties the SIL Shareholders, SpaceDev or SIL is entitled to claim under any policy of insurance (or would have been so entitled had it maintained in force the insurance cover current at Closing) no such matter shall be the subject of a claim unless and until the SpaceDev or SIL shall have made a claim against its insurers and the amount of such claim (or of any claim which could have been made had such policies or their equivalents been maintained in effect after Closing) shall then reduce or extinguish any such claim.

3.22 If any claim for breach of any of the SpaceDev Warranties is based upon a liability of SpaceDev which is contingent only, the SpaceDev Warrantors shall not be liable to make any payment to the SIL Shareholders unless and until such contingent liability becomes an actual liability and is discharged.

3.23 If any of the SpaceDev Warrantors makes any payment by way of damages in respect of a SpaceDev Warranty Claim (the "DAMAGES PAYMENT") and within 12 months of the making of the Damages Payment SIL or SpaceDev receives any benefit otherwise than from that SpaceDev Warrantor which it would not have received but for the circumstance giving rise to the claim in respect of which the Damages Payment was made, the SIL Shareholders shall, once they or SIL have received such benefit, forthwith repay to that SpaceDev Warrantor the Damages Payment in so far as it does not exceed the value of the benefit recovered from the third party.

3.24 Any liability of the SpaceDev Warrantors will take account of any corresponding savings or benefits accruing to SpaceDev or SIL as a result of the circumstances giving rise to the SpaceDev Warranty Claim. If any provision in the SpaceDev Financial Statements for taxation proves to be an over-provision, the amount of the over-provision will be set off against any liability of the SpaceDev Warrantors under this Agreement.

3.25 Subject to the other provisions of this Article 3, it is hereby agreed that each SpaceDev Warrantor shall have no liability in respect of any claim made by the SIL Shareholders for breach of any of the provisions of this Agreement if such claim or claims shall have arisen by reason of fraud, dishonesty or deliberate non-disclosure on the part of any other SpaceDev Warrantor.

                                    ARTICLE 4

                                     GENERAL

4.1    Amendments; Waivers.
       --------------------

This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

4.2    Schedules; Exhibits; Integration.
       ---------------------------------

Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

4.3    Best Efforts; Further Assurances.
       ---------------------------------

Except as otherwise expressly provided herein, each party will use its best efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions and in securing requisite Approvals. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

4.4    Governing Law and Jurisdiction
       ------------------------------

(a) Any dispute, controversy or claim arising under, out of or relating to this Agreement and any subsequent amendments of this Agreement, including without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, shall be submitted to a three member arbitration tribunal which shall apply UNCITRAL rules.

(b) Both the claimant and respondent shall have the right to appoint one arbitrator ("appointed arbitrators"). The appointed arbitrators shall have the exclusive right and responsibility to jointly select one arbitrator to serve with the appointed arbitrators on the tribunal and to act as the chairperson of the proceedings.

(c) The choice of forum and the choice of law shall be the jurisdiction of the respondent to the claim of action. All decisions rendered by the Tribunal shall be binding upon the parties. The prevailing party shall be entitled to reasonable attorney fees, costs and expenses, including the costs of arbitration, incurred in connection with such action.

4.5    No Assignment.
       --------------

Neither this Agreement nor any rights or obligations under it may be assigned except that SpaceDev may assign its rights, and delegate its obligations, hereunder (including but not limited to its rights under Article 1 to any wholly-owned subsidiary of SpaceDev) and SpaceDev may assign this Agreement to an affiliate to whom it has transferred the SIL shares.


4.6    Headings.
       ---------

The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

4.7    Counterparts.
       -------------

This Agreement any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

4.8    Confidentiality.
       ----------------

All information disclosed in writing by any party (or its representatives) in connection with the transactions contemplated by this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except to the extent that such information or disclosure (i) was known by the recipient when received, (ii) is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Entity or stock exchange having jurisdiction over the parties, or (iv) may otherwise be required by law. If this Agreement is terminated in accordance with its terms, each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 4.8, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.

4.9    Parties in Interest.
       --------------------

This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

4.10   Notices.
       --------

Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or other telecommunications mechanism or (c) mailed by certified or registered mail, postage prepaid, receipt request, as follows:

         If to SpaceDev:

                  SpaceDev, Inc.
                  7940 Silverton Avenue #202
                  San Diego, California 92126
                  Attention: James W. Benson, Chief Executive Officer
                  (619) 693-6932

                  With a copy to:
                  Chris Popov
                  Popov, McCullogh & Cohan LLP
                  Facsimile  619-457-2950

         If to SIL and the SIL Shareholders:

                  c/o Space Innovations Limited
                  The Paddock
                  Hambridge Road
                  Newbury
                  Berkshire

                  With a copy to:
                  David Byam-Cook
                  Bird and Bird
                  Facsimile: 44-171-415-6111
or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Section 4.10 and an appropriate answer back is received; or (ii) if given by any other means, when actually received at such address.

4.11   Expenses.
       ---------

The SIL Shareholders and SpaceDev shall each pay their or its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective advisors, accountants and counsel.

4.12   Remedies; Waiver.
       -----------------

All rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

4.13   Knowledge Convention.
       ---------------------

Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made "to its knowledge" or "to its best knowledge" or words of similar intent or effect of any party or its representative, such person shall make such statement only after conducting a diligent investigation of the subject matter thereof, and each statement shall be deemed to include a representation that such investigation has been conducted.

4.14   Representation by Counsel; Interpretation.
       ------------------------------------------

The SIL Shareholders, SpaceDev and the Guarantor respectively acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

4.15   Severability.
       -------------

If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

/s/ Guglielmo Aglietti
------------------------------------
SIGNED by Guglielmo Aglietti


/s/ Javad Anzalchi
------------------------------------
SIGNED by Javad Anzalchi


/s/ Antony James Barrington Brown
------------------------------------
SIGNED by Antony James Barrington Brown


/s/ Dennis Robert Brindley
------------------------------------
SIGNED by Dennis Robert Brindley


/s/ Mark Richard Cantrill
------------------------------------
SIGNED by Mark Richard Cantrill


/s/ John Leonard Culhane
------------------------------------
SIGNED by John Leonard Culhane


/s/ Robert James Ely
------------------------------------
SIGNED by Robert James Ely


/s/ Fergus Berkley Stewart Glen
------------------------------------
SIGNED by Fergus Berkley Stewart Glen


/s/ Gary Simon Heelas
------------------------------------
SIGNED by Gary Simon Heelas


/s/ Joan Ellen Holloway
------------------------------------
SIGNED by Joan Ellen Holloway

/s/ Horace Kit Keung Ngan
------------------------------------
SIGNED by Horace Kit Keung Ngan


/s/ Roger Stuart Shearman
------------------------------------
SIGNED by Roger Stuart Shearman


/s/ Anthony Kim Ward
------------------------------------
SIGNED by Anthony Kim Ward


/s/ Peter Charles Watson
------------------------------------
SIGNED by Peter Charles Watson




SPACEDEV, INC.,
a Colorado corporation


/s/ James Benson
------------------------------------
By James Benson, President



GUARANTOR


/s/ James Benson
------------------------------------
SIGNED in his capacity as Guarantor
by JAMES BENSON


SPACE INNOVATIONS LIMITED
a United Kingdom Corporation


------------------------------------
Director

                                   SCHEDULE A
                     SPACE INNOVATIONS LIMITED SHAREHOLDERS
                     --------------------------------------


                                                           NUMBER OF       PERCENTAGE      NUMBER OF
                                                           ORDINARY         OF TOTAL        SPACEDEV
                                                      SHARES OF 1(POUND)  OUTSTANDING     SHARES TO BE
    NAME                           ADDRESS                   EACH            SHARES         ISSUED AT
                                                            IN THE           OWNED          CLOSING
                                                            COMPANY     (rounded to the
                                                                            nearest
                                                                           hundredth)
----------------------------  ----------------------- ----------------- ----------------  -------------
Guglielmo Aglietti            18 Litchfield Road             1,000            1.22%          12,195
                              Southampton, Hants
                              SO18 2BL

Javad Anzalchi                89 Thornbridge Road,          10,000           12.20%         121,951
                              Iver Health,
                              Bucks SL0 0QB

Antony James Barrington       Peel Cottage, Butt Street,    10,000           12.20%         121,951
Brown                         Ludgershall, Andover,
                              Hants SP11 9QQ

Dennis Robert Brindley        Greenfields, Water Lane,      10,000           12.20%         121,951
                              Thatcham, Newbury,
                              Berks RG19 8SH

Mark Richard Cantrill         16 Chapel Court,               4,000            4.88%          48,780
                              Hungerford, Berks RG17
                              0HW

John Leonard Culhane          24 Warnham Road,              10,000           12.20%         121,951
                              Horsham, Sussex RH12
                              2QU

Robert James Ely              4 Hurst Close,                 6,000            7.32%          73,172
                              Wallingford, Oxon OX10
                              9BQ

Fergus Berkley Stewart        "Talisker", Graces Lane,       1,000            1.22%          12,195
                              Chieveley, Newbury,
                              Berks RG20 8XG


                                       33

Gary Simon Heelas             10 Windermere Road,            5,000            6.10%          60,976
                              Reading
                              Berks RG2 7HP

Joan Ellen Holloway           Copperfield, Wildhern          3,000            3.66%          36,586
                              Andover, Hampshire
                              SP11 0JE

Horace Kit Keung Ngan         64 Kennedy Road, Hong         10,000           12.20%         121,951
                              Kong

Roger Stuart Shearman         8 Amport Close,                1,000            1.22%          12,195
                              Lytchpit, Basingstoke
                              RG24 8UU

Anthony Kim Ward              31 Sutton Wick Lane,          10,000           12.20%         121,951
                              Drayton, Abingddon,
                              Oxon OX14 4HH

Peter Charles Watson          6 Aird Close, Fairacres,       1,000            1.22%          12,195
                              Woolton Hill, Newbury,
                              Berks RG20 9UH


TOTAL                                                       82,000          100%          1,000,000

                        DISCLOSURES DISCLOSURE SCHEDULES

                                DISCLOSURE LETTER
                                -----------------


From: The SIL Warrantors

To: SpaceDev


                                                                1st October 1998


Dear Sirs

SPACE INNOVATIONS LIMITED (THE "COMPANY")

This letter is the Disclosure Letter referred to in clause 2.1 of the Common Stock Exchange Agreement to be entered into today between the SIL Shareholders, SpaceDev Inc ("PURCHASER"), James Benson and the Company, under which the Purchaser is to purchase, and the SL Shareholders are to sell, all of the issued share capital in the Company (the "AGREEMENT").

Unless the contrary intention appears. expressions defined in the Agreement have the same meaning in this letter.

The warranties in Article 2 of the Agreement (the "WARRANTIES") are made and given subject to the disclosures in this letter. The SIL Warrantors shall not be or be deemed to be in breach of any of the Warranties (and no claim shall lie for any breach of the Warranties) in respect of the matters disclosed in this letter.

References in this letter to clause numbers are to clauses in the Agreement and references to paragraph numbers are to paragraphs in the specified schedules to the Agreement. For convenience, certain disclosures are set out against particular clauses or paragraphs of particular schedules but any matter which is disclosed, whether generally or by reference to a particular clause or paragraph, is disclosed for the purpose of all the Warranties which will be qualified accordingly.

Any disclosure of any matter or of any document shall not imply the existence of any representation, warranty or undertaking not expressly given in the Agreement.

Where any matter is disclosed in respect of a Warranty which is expressed to be qualified by, or subject to a test of "materiality", the disclosure of that matter does not imply that it is considered to be material for the purpose of that Warranty and materiality shall not be construed by reference to any of the matters disclosed in this letter.

GENERAL MATTERS

The following facts, matters or documents are deemed to have been disclosed in this letter and the Purchaser is deemed to purchase the Company with full knowledge and notice of such facts, matters or documents and of the effect of all the contents and provisions of such documents:

(a) All information contained in the Agreement (including the recitals and Schedules to it) and in the documents referred to in the Agreement as being in the Agreed Terms.

(b) Any matter which is disclosed or expressed to be provided for or noted in the audited accounts of the Company for the accounting period ending December 1996, and the unaudited accounts for the accounting period ending December 1997, and the unaudited management accounts for the accounting period ending second quarter 1998.

(c)       All information contained in:

          (i) the documents contained in the files of documents supplied in relation to the Purchasers' due diligence exercise (the "DUE DILIGENCE DOCUMENTS") which documents are listed in Schedule 1 to this letter; and

          (ii) the disclosure documents ("DISCLOSURE DOCUMENTS") which documents are listed in Schedule 2 to this letter;

          The Due Diligence Documents and the Disclosure Documents form part of this letter as if they were expressly set out in it. In the event of any inconsistency between the contents of any Due Diligence Document or Disclosure Document and any reference to it or summary of it in this letter, the provisions of the Due Diligence Document or Disclosure Document are to be taken as correct unless the contrary is stated. The Due Diligence Documents and the Disclosure Documents constitute all written information which has been supplied to the Purchaser or to any of its advisers in the course of negotiation of the Agreement and any Warranty referring to written information is therefore given on the basis that it refers only to the documents set out in Schedules 1 and 2. In the event of any inconsistency between any of the statements contained in any Disclosure: Document or Due Diligence Document, the most recently made statement shall be taken as being correct unless expressly stated in this letter.

(d) All matters in the Memorandum and Articles of Association of the Company.

(e) All matters which would have been revealed by inspection of the Statutory Books or the Minute Books of the Company.

(f) All information contained on the files maintained by the Registrar of Companies in respect of the Company.

(g) All information relating to the Company which is on public record or which is otherwise in the public domain.

(h)       All information and matters:

          (i) which are apparent or which should have been apparent from the title deeds of the Properties; or

          (ii)    which are disclosed in Replies to Enquiries; or

          (iii) which appear on the Register of Title of H.M. Land Registry, the Registers maintained under the Land Charges Act 1972, any Local Land Charges Register maintained by any local authority in whose district any of the Properties is situated, or by any other searches and. enquiries which would be undertaken by a prudent purchaser of the Properties; or

          (iv) which would be disclosed by a physical inspection of the Properties,

          whether or not such investigations, searches, enquiries and inspections have been made.

(i) All matters which would be disclosed by a physical inspection of the plant, equipment and machinery of the Company and its stocks of raw materials, work in progress and finished goods.

(j) All information in written correspondence or documents up to and including the date of this letter passing from the SIL Shareholders or the Company (including via its agents or advisors) to the Purchaser or its agents or its advisers and all enclosures to such correspondence.

(k) All matters on public record at any Patent Registry, Trade Mark Registry or Registered Design Registry anywhere in the world.

SPECIFIC MATTERS

The following specific matters are disclosed. References in the margin are to the Warranties contained in the corresponding clause numbers in Article 2 of the Agreement. A document number in square parentheses is the number of the Due Diligence Document or Disclosure Document listed in Schedule 1 or 2 to this letter respectively:


2.7(a) FINANCIAL STATEMENTS.
       ---------------------

          DISPUTE WITH BEGBIES TRAYOR
          ---------------------------

          The 1997 financial accounts are only at 'draft' status because of an unresolved dispute between SIL and Begbies Traynor, who are the joint administrative receivers of Satellites International Limited, the company whose assets and business were purchased by SIL in June 1996.
          Schedule 2 Disclosure Documents [1] and [2] refer. As part of the original agreement. SIL purchased the goodwill of the company under a complex formula, where the goodwill was defined as the amount of excess profit accruing from the total of all pre-existing contracts over and above a predefined threshold. SIL made payments to the receiver over a period of time in respect of this expected goodwill, amounting to (pound)21,197. However, as time went on, it became apparent that there was no excess profit and hence no goodwill. Accordingly, SIL has demanded that the (pound)21,197 paid to the receiver should be repaid. At the time of disclosure, the current position is that the receiver has refused to pay back this amount. It is possible that in order to reduce legal charges, a compromise may be reached in due course, whereby the receiver pays back only a portion of the amount in dispute. The resolution of this matter has a direct bearing on the financial accounts for 1997.


          CASH FLOW SITUATION
          -------------------

          As explained in the Business, Plans, Schedule 1 documents [1] and [2], SIL has long been in need of a cash flow buffer, with an amount of (pound)300k being suggested as appropriate to the type of business undertaken by the company. One of the principal factors taken into account by the SIL shareholders in pursuing the Agreement with SpaceDev was the undertaking by SpaceDev to provide such a buffer. Prior to completion of the Agreement, SpaceDev has provided $80k as an unsecured loan. On completion of the Agreement, SIL has an immediate need of a further $150k in order to help smooth out the uneven cash flow which is inherent in this type of business. Both these amounts are seen as part of the $2M which will be provided by SpaceDev over the acquisition period.

          BANK OVERDRAFT FACILITY
          -----------------------

          SIL has recently changed bankers to Lloyds Bank in Newbury. The bank has agreed an unsecured overdraft facility of (pound)50,000 in accordance with the overdraft facility letter included in Schedule 2, Document [3]. At present the Bank has agreed verbally to increase the overdraft to (pound)100k until the end of September 1998. There is currently no agreement for this increase to be retained beyond this date. This is one of the reasons for the cash injection requirement described above.

          FINANCIAL FORECASTS
          -------------------

          The financial forecasts included in the Business Plans, Schedule 1 Documents [1] and [2], are based on an assessment of the potential market for SIL's products and do not necessarily reflect what is likely to be achieved due to the constraints resulting from limited resources in terms of manpower, equipment and facilities. The cash infusion from SpaceDev should minimise these constraints.



2.7(b)    NO MATERIAL ADVERSE CHANGES
          ---------------------------
          CONTRACT CHANGES
          ----------------

          There have been a number of changes to current contracts, mostly involving extension to delivery times. None of these has been, or is expected to be, contentious, but for completeness the contracts involved are:

          Ref    Customer               Work                         Change
          ---    --------               ----                         ------

          506    Alcatel Bell     K-band modem chipset            Time extension
          539    ESTEC            CST S-Band transponder          Time extension
          556    CONAE            5W S-band transmitter           Time extension
          557    CONAE            3W X-band transmitter           Time extension
          620    DASA             DST modem                       Time extension
          689    Alcatel Bell     K-band modem board              Time extension
          690    Verhaert         Spacecraft sub-systems          Time extension
          725    CAL              S-band transponder fot Kistler  Time extension
          551    CRTS             Antenna Auto-tracking           Reqmt waived

2.7(c)    NO OTHER LIABILITIES OR CONTINGENCIES.
          --------------------------------------
          CURRENT LIABILITIES
          -------------------

          Current liabilities in excess of $10,000.00 to which commitments exist over and above normal supplier terms of credit, and orders which have been placed in excess of this figure are:

            Supplier                   Work                          Amount
            --------                   ----                          ------

          Garfield          ASIC design and manufacture           (pound)105,950
          Dornier           Replacement of test equipment         (pound)9,354
          ITC               Commission payments                   (pound)27,872
          Hewlett Packard   Supply of test equipment              (pound)20,660
          Prof Ovchinikov   Subcontract services                  (pound)20,606
          Pensions          Arrears                               (pound)11,345
          Back Pay          Withheld from Directors               (pound)25,515
          Taxes:PAYE/NI     Arrears                               (pound)54,819
          Government Loan   Loan under UK Government-backed       (pound)36,111
                            Small Firms Loan Guarantee Scheme.
                            Debenture currently held by Barc1ays
                            Bank, in process of transferring it to
                            Lloyds Bank.


2.8       TAX AND OTHER RETURNS AND REPORT
          --------------------------------
          DISTRAINT ORDER
          ---------------

          In June 1998 the Inland Revenue issued a Distraint Order against certain material assets of the Company against overdue 1997/8 PAYE and National Insurance payments. This order was satisfied and fully discharged in August 1998. The Tax Office has agreed to provide written confirmation that this has been done. This confirmation will be sent to SpaceDev as soon as it is available.


          TAX AUDIT
          ---------

          HM Customs and Excise and Inland Revenue Tax Inspectors have carried out their standard statutory tax audits following the Management Buy-Out of the original company, Satellites International Limited, in June 1996. No anomalies were found or recorded.

2.9       MATERIAL CONTRACTS
          ------------------

          All material obligations under all Material Contracts have been or are being performed with the exception of some delays in delivery dates as specified in 2.7(b) above.


2.18      EMPLOYEE BENEFITS
          -----------------

          SIL provides the following benefits to its employees:
          PRIVATE HEALTH INSURANCE provided by BUPA
          PENSIONS under a group personal pension scheme
          COMPANY VEHICLES provided to two Directors
          DEATH IN SERVICE provided to beneficiary at 4x annual salary


2.19      CERTAIN INTERESTS; DIVIDENDS
          ----------------------------

          The following persons have personal loans invested in SIL, to which, the Company has a liability for repayment as follows:

                   Name                                  Principal Sum Loaned
                   ----                                  --------------------
            J. Anzalchi                                     (pound)12,000
            A.J. Barrington Brown                  `        (pound)10,000
            D. R. Brindley                                  (pound)10,000
            J.L. Culhane                                    (pound)11,000
            J.E. Holloway                                    (pound)5,000
            A.K. Ward                                       (pound)10,000


Kindly acknowledge receipt of this letter and all the documents set out in Schedules 1 and 2 of this letter by signing and returning to us the enclosed acknowledgement:

Yours faithfully


/s/ A.K. Ward

A.K. Ward

for and on behalf of the SIL Warrantors

                                   SCHEDULE 1
                                   ----------

                             DUE DILIGENCE DOCUMENTS
                             -----------------------


1.     Business Plan for Investment in SIL, Ref SIL-BP2, Issue 1, 24 Nov 1997.

2. Addendum to Business Plan for Investment in SIL, Ref SIL-BP2/ADD1, Issue 1, 31 March 1998.

3. All email enquiries and responses between SpaceDev and SIL during the negotiation period.

                                   SCHEDULE 2
                                   ----------

                              DISCLOSURE DOCUMENTS
                              --------------------

1. Draft 'Letter Before Action', Ref. LVM\43 SPACI, dated 4 Sept 1998, concerning the dispute between SIL and the Solicitors acting for Begbies Traynor who are acting as the joint administrative receivers of Satellites International Limited, the company whose assets and business were purchased by SIL in June 1996.

2. Letter from SIL to their solicitors instructing them formally to issue the letter before action.

3.     Overdraft Facility letter from Lloyds Bank, Ref PCR/SS dated 18 August
       1998.

From: SpaceDev

To: The SIL Warrantors

We acknowledge receipt of your Disclosure Letter dated 30th September 1998 and of the copy documents listed in the attached schedules.




 .......................................
Dated                September 1998

                                  DRAFT LETTER


Lovell White Durrant
[DX:              ]

                                                                4 September 1998
                                                                BY FAX AND BY DX

Dear Sirs

SATELLITES INTERNATIONAL LIMITED (IN ADMINISTRATIVE RECEIVERSHIP)

We act for Space Innovations Limited ("SIL"). who purchased the assets and business of Satellites International Limited ("the Company") on 30 May 1996 from your clients, D.R.F Sapte and F.E Watson of Begbies Traynor, acting as joint administrative receivers of the Company.

A dispute has arisen between our respective clients as to the consideration to be paid for the goodwill of the Company. It is our client's position that the goodwill of the Company has nil value and therefore the full amount of (pound)21,196.94 which it has paid on account of the purchase of the goodwill should be reimbursed by your client.

THE RELEVANT CONTRACTUAL CAUSES

THE SALE AGREEMENT

By an Agreement dated 30 May 1996 between the Company and a shelf company which is now SIL ("the Sale Agreement"), the Company agreed to transfer to our client such right, title and interest as it might have in the Company and certain of the Company's assets. The Vendor is defined as the Company acting by its Joint Administrative Receivers and the Purchaser is the shelf company which is now SIL. The following clauses of the Sale Agreement are relied on by our client:

(i) Clause 1.1:-

          ""Assets" Collectively the Contracts, the Goodwill,..."

(ii) Clause 2.1:-



                                                                  Continued..../

          "Subject to the provisions of this Agreement, the Vendor shall sell, and the Purchaser shall purchase, with effect from the Transfer Date, such right title and interest as the Vendor may have in the Business and the Assets..."

(iii) Clause 3.1:-

          "The consideration for the sale, and purchase, and for the licences and other facilities mentioned below; shall be agreed between the Vendor and the Purchaser or, failing that, under clause 24 and; when so agreed or determined, shall be payable by the Purchaser on demand by the Vendor."

THE SUPPLEMENTAL AGREEMENT

By a Supplemental Agreement dated 6 June 1996 between the Company and the same shelf company which is now SIL ("the Supplemental Agreement"), the method by which the goodwill of the Company would be calculated and purchased was agreed. The following clauses of the Supplemental Agreement are relied on by our client:

(i) Clause 2:-

    ""New contracts Vendor's Amounts"         The lesser of(pound)20,000 and an
                                              amount equal to the aggregate of
                                              the amount set out in column 8
                                              (WIP) of the final schedule
                                              prepared by the Purchaser to
                                              Clause 3.1.2 of Schedule 1
                                              hereto in the form of the pro
                                              forma calculation set out in
                                              Schedule 3 hereto: ["NCVA"]"

""Vendor's Amounts"                           The lesser of (pound)43,590 and an
                                              amount equal to the aggregate of
                                              the amounts to be set out in
                                              column 8 (WIP) of the final
                                              schedule prepared by the
                                              Purchaser pursuant to Clause
                                              3.1.1 of Schedule 1 hereto in the
                                              form of the pro forma
                                              calculation set out in Schedule 2
                                              hereto, ["VA"]"

The NCVA and the VA are therefore to be calculated pursuant to the pro forma calculations respectively set out in Schedules 2 and 3 to the Supplemental Agreement on the basis of the aggregate amounts set out in column 8 (WIP) of the final schedules.

                                      -2-                         Continued..../

(ii)      Schedule 1 Clause 3 provides that SIL shall provide to your client:

               "on or before the day 14 days after the end of each three month period after the Transfer Date (the first such date being 12 September 1996):

               3.1.1 a Schedule in the form of Schedule 2 hereto showing the position as at the previous month end including the position on the WIP contract's performance costs;

               3.1.2 a Schedule in the form of Schedule 3 showing the position as at the previous month end including the position on the New Contract's Performance Costs".

           This is consistent with the definitions of NCVA and VA set out above.

(iii) The consideration for the Sale and Purchase of the Goodwill of the Company is calculated under Clause 2.2 as follows:

               "In respect of the Goodwill the sum of (pound)1 plus the Vendor's Amounts as at 30 November 1997 and plus the New Contracts Vendor's Amounts as at 30 November 1997 subject to and as calculated and payable in accordance with Schedule 1 hereto".

          In addition, Schedule 1 Clause 2 provides that:-

               "The Purchaser shall pay to the Vendor as consideration for the Goodwill (pound)1 plus a sum equal to the aggregate at the Vendor's Amounts as at 30 November 1997 and the New Contracts Vendor's Amounts as at 30 November 1997 calculated and payable in accordance with Clause 4 of this Schedule 1"

OUR CLIENT'S CLAIM

1.        CLAUSE 2.2

It is our view that, Clause 2.2 is subject to Schedule 1 Clause 2. Therefore, even though Clause 2.2 does not explicitly state that the goodwill of the Company is comprised of the sum of (pound)1 plus a sum equal to the aggregate value of the NCVA and VA as at 30 November 1997, this is implicit because
Schedule 1 Clause 2.2 provides for an aggregation of the NCVA and the VA as at that date.

It is also our view that either or both the NCVA or the VA may have a negative value on the basis that the pro forma calculations set out in Schedules 2 and 3 of the Supplemental Agreement in relation to the NCVA and the VA respectively contain negative values for a number of the amounts shown in column 8 (WIP) of those Schedules.

The final schedule for the NCVA prepared pursuant to Clause 2 of the Supplemental Agreement shows the aggregate of the figures in column 8 (WIP) as (pound)42,021.


                                      -3-                         Continued..../

However, the amount for the NCVA has been capped at (pound)20,000 by that Clause.

The final schedule for the VA prepared pursuant to Clause 2 of the Supplemental Agreement shows the aggregate of the figures in column 8 (WIP) as minus (pound)22,843. As set out above, it is possible for this amount to be a negative value.

The sum equal to the aggregate of these two amounts ((pound)20,000 + minus (pound)22,343) is minus (pound)2,843.

The consideration for the purchase of the goodwill of the Company pursuant to Clause 2,2 is therefore calculated as follows:

          consideration provided for                          (pound)
          in clauses 2,2 and
          Schedule 1 Clause 2                                      1

          sum equal to the aggregate
          of the NCVA and VA as at
          30 November 1997                                    (2,843)

          TOTAL                                               (2,842)

It is therefore our client's position that the Company has no goodwill and that the consideration for the purchase of the goodwill of the Company pursuant to Clause 2.2 is nil.


2.        SCHEDULE 1 CLAUSE 4

As set out above Schedule 1 Clause 2 provides that the sum equal to the aggregate of the NCVA and VA is:-

          "Calculated and payable in accordance with Clause 4 of Schedule 1."

Schedule 1 Clause 4.1.1 provides that:-

          "The Purchaser shall make payments on account to the Vendor in six equal three monthly installments, the first such instalment being paid on 12 September 1996, and the subsequent instalments being paid at three monthly intervals thereafter."

Schedule 1 Clause 4.1.2 provides that:

         "The amount of each instalment shall be (pound)3,632.50 in respect of the Vendor's Amount and (pound)1,666.66 in respect of the New Contracts Vendor's Amounts".

Schedule 1 Clause 4.1.3 provides that:

          "The balance of the Vendor's Amounts and the New Contracts Vendor's Amounts shall be paid by the Purchaser to the Vendor or reimbursed by the Vendor to the Purchaser (as appropriate) on the date 28 days after the last of the six three month periods referred to above".

Schedule 1 Cause 4.2 then sets out a number of factors which may affect the payment of the instalments under Schedule 1 Clause 4.1. The only provision of
Schedule 1 Clause 4.2 which our client relies upon is 4.2.1:

          "if either of the schedules produced by the Purchaser pursuant to clauses 3.1.1 and 3.1.2 of this Schedule 1show a position where the aggregate total of column 8 is less than (pound)21,795 in the case of that produced pursuant to clause 3.1.1 or is less than (pound)10,000 in the case of that produced pursuant to clause 3.1.2, the Purchaser shall be entitled to suspend payment of the relevant instalments."

Pursuant to this clause our client withheld two instalments to be paid under
Schedule 1 Clause 4.1.2.

It is our view that the provisions for payment of the NCVA and the VA in
Schedule 1 Clauses 4.1 and 4.2 are consistent with the method of calculating the consideration for the purchase of the goodwill of the Company under Clause 2.2 and Schedule 1 Clause 2.

Schedule 1 Clause 4.1.2 differentiates between the amount of each instalment to be paid for the NCVA and the VA respectively. This does not prevent the aggregation of the two amounts once the final schedules have been produced pursuant to Clause 2. Further, Schedule 1 Clause 4.1.3 provides that the balance of the VA and the NCVA shall be paid by the Purchaser to the Vendor or reimbursed by the Vendor to the Purchaser "as appropriate". The use of the word "balance" in the singular implies that one amount will either be paid by the Purchaser or reimbursed by the Vendor when the final schedules have been produced. The words "as appropriate" suggest that a further payment will be made by the Purchaser if the balance of the NCVA and the VA is more than the amount paid on account or that the Vendor will reimburse the Purchaser where the amount paid on account is more than the balance of the NCVA and the VA. This Supports our view that the NCVA and the VA are to be aggregated to calculate the consideration to be paid under clause 2.2.;

THE GROUNDS FOR OUR CLIENT'S CLAIM

It is our view that our client is entitled to reimbursement of the full amount of (pound)21,196.64 which they have paid on account for the purchase of the goodwill of the Company.

There are two grounds on which our client's claim for the reimbursement of the full amount paid on account is based:-

          (i) As the goodwill of the Company is nil, as calculated above, your client is under a contractual obligation pursuant to
                  Schedule 1 Clause 4.1.3 to reimburse to our client the full amount it has paid on account of the purchase of the goodwill. Your client is in breach of that obligation.

          (ii) Pursuant to Clause 2,1 of the. Sale Agreement your client is under a contractual obligation to sell its right, title and interest in the assets of the Company, which includes its goodwill. Our client has paid (pound)21,196.64 on account of the purchase of the goodwill. The Company has no goodwill therefore our client has received nothing in return for this payment. Your client is therefore in breach of its obligations under, inter alia, Clause 2.1 of the Sale Agreement.

Please confirm that within 14 days of the date of this letter that your client will reimburse the full amount of (pound)21,196.64 to our client plus interest under Clause 7 of the Supplemental Agreement. In the event that we do not receive your confirmation by the above time limit we will advise our client to commence proceedings against your client. -

Yours faithfully

                                                                     The Paddock
                                                                  Hambridge Road
                                                                         Newbury
                                                                       RG 14 5TQ
                                                                         England


          [SIL logo]                               Tel: +(44) 07000 SPACE IN
                                                        +(44) 07000 772234
                                                        +(44) (0) 1635 46254
 SPACE INNOVATIONS LIMITED                         Fax: +(44) (0) 1635 38785
                                                   E-mail: info@sil.com
                                                   Web Site: http://www.sil.com/




Mr Duncan Quinan                                               22 September 1998
BIRD & BIRD
Solicitors                                                       Our ref: AKW/GS
90 Fetters Lane
LONDON EC4A 1JP




Dear Mr Quinan,

SATELLITES INTERNATIONAL LIMITED (IN ADMINISTRATIVE RECEIVERSHIP)

Thank you for your letter of 4 September with the draft letter before action.

The Board has now reviewed these letters and decided that we should instruct you formally to issue the letter before action - we have no comments on the draft.

I look forward to your confirmation that the letter has been sent and to receiving a copy.

Many thanks.


Yours sincerely,

/s/ A.K. Ward

A.K. Ward
Managing Director.

          Registered in England No 3193413 - Registered Office as above

                                                         Lloyds Bank Plc
Lloyds Bank                                              Third floor
Commercial                                               5 Bridge Street
Service                                                  Newbury
                                                         Berkshire RG14 5BQ

                                                         Telephone: 01635 521955
                                                         Fax: 01635 580615

The Directors
Space Innovations Limited
The Paddock
Hambridge Road
NEWBURY RGI4 5TQ




Your Ref:                   OurRef: PGR/SS                     18 August, 1998

Dear Sirs

OVERDRAFT AND OTHER FACILITY

We Lloyds Bank Plc (the "Bank") are pleased to offer to Space Innovations Limited an overdraft facility on account number 2028056 on the following terms and conditions.

AMOUNT

The maximum aggregate amount outstanding under the facility at any one time (calculated on the basis of cleared funds) shall not exceed (pound)50,000.

AVAILABILITY

Any amounts from time to time owing under to facility are repayable on demand but it is the Bank's present intention to make the facility available until 28 February, 1999. All moneys from time to time owing to the Bank under this facility shall be repaid no later than this date or such later date as may from time to time be advised in writing by the Bank. The amounts owing at any time may include interest, costs or charges debited to the account in accordance with the terms of this letter.

INTEREST

Interest is calculated on the cleared daily balance of the account and will- be payable on amounts owing up to the aforesaid limit at 3 1/2% per annum over the Bank's Base Rate from time to time (currently 11% per annum in total).

Interest will be payable on amounts owing in excess of the agreed limit at Lloyds Bank Unauthorised Overdraft Rate (presently 13%).

Interest will be debited to the account monthly in arrears (normally on the 19th of each month or on the next working day) and additionally on the date upon which the facility ceases to be available.

The Bank's Base Rate may be varied (either up or down) by the Bank at any time. Notice of changes will be displayed in the branch of the Bank where your account is held.

COSTS AND CHARGES

Charges will be payable on the account monthly as follows:

70p per entry.

These charges will be debited to the account and may be varied by the Bank at any time and notice of changes will be advised to you.

The following fees are payable.

Arrangement fee       (pound) 500 (to be taken on return of the Facility Letter)
Security fee          (pound) 190 (to be taken on perfection of the security)

All costs and expenses incurred by the Bank in creating the security referred to below in excess of the security fee shall be debited to the account under advice to you.

All costs and expenses incurred by the Bank in preserving or enforcing the security referred to below shall be debited to the account under advice to you.

SECURITY

It is a condition of the facility and of the Other Facility referred to below that amounts owing shall be secured by the following. Any security which is not already in place is to be provided to the Bank in a form acceptable to the Bank.

An unlimited debenture from the Company.

A deed of postponement of Directors Loan of (pound)10,000 from Antony Kim Ward.

A deed of postponement of Directors Loan of (pound)10,000 from Anthony James Barrington Brown.

A deed of postponement or Directors Loan of (pound)11,000 from John Leonard Culhane.

A deed of postponement of Directors Loan of (pound)10,000 from Dennis Robert Brindley.

A deed of postponement of Directors Loan of (pound)5,000 from Joan Ellen
Holloway.

FINANCIAL INFORMATION

Whilst the facility or the Other Facility remain available you should provide to the Bank copies of any financial information that the Bank may from time to time reasonable request, including:

(a) your audited annual accounts, and

(b) your monthly management accounts, to include aged debtor analysis,

as soon as possible after the end of the period to which they relate which shall not be later than 150 days in respect of your annual accounts or 30 days in respect of your management accounts from the end of each relevant period.

(c) The figures so provided should demonstrate that the Company's. good book debts under 90 days equal or exceed 400% of the Company's liability to the Bank.

OTHER FACILITY

In addition to the overdraft facility we are pleased to offer to you a Telepay facility of (pound)100,000 to cover sterling payment instructions telephoned by you to agents of the Bank in order for the payments to be made by automated means. The limit detailed above is the maximum total value of such instructions for payment during any one month.

This additional facility will be available upon such terms and conditions as shall from time to time be specified by the Bank and may be cancelled by the Bank at any time, but it is the Bank's present intention to keep this facility in place for the period of availability of the overdraft facility. Your liability in respect of any utilisation of this facility may, however, extend beyond such period of availability.

PERIOD OF OFFER

Please confirm your acceptance of the facilities offered by returning the attached duplicate of this letter with the acknowledgement signed in accordance with the bank mandate currently held by Bank. If such confirmation is not received by Lloyds Bank Commercial Service, Newbury office by 8 September, 1998, the offer will lapse.


Your faithfully
For and on behalf of Lloyds Bank Plc

/s/ Peter Rose

Peter Rose
Manager

Enc

                                  EXHIBIT "A"

                            UNITED STATES OF AMERICA
                                   Before the
                       SECURITIES AND EXCHANGE COMMISSION

                                 August 6, 1998

ADMINISTRATIVE PROCEEDING
File No. 3-9668



In the Matter of                             ORDER INSTITUTING PUBLIC
Spacedev, Inc.                               CEASE-AND-DESIST
and James W. Benson,                         PROCEEDINGS PURSUANT TO
                                             SECTION 8A OF THE
Respondents.                                 SECURITIES ACT OF 1933
                                             AND SECTION 21C
                                             OF THE SECURITIES
                                             EXCHANGE ACT OF 1934

                                       I.

          The Securities and Exchange Commission ("Commission") deems it appropriate and in the public interest that public cease-and-desist proceedings be, and they hereby are, instituted pursuant to Section 8A of the Securities Act of 1933 ("Securities Act") and Section 21C of the Securities Exchange Act of 1934 ("Exchange Act") against Spacedev, Inc. ("Spacedev") and James W. Benson ("Benson").

                                       II.

          As the result of an investigation, the Division of Enforcement ("the Division") alleges that:

A. Spacedev, Inc. is a publicly-held Colorado corporation headquartered in San Diego, California. Spacedev is the surviving corporation of the October 1997 merger between a privately-held, Colorado-based holding company named Spacedev, LLC, and a Colorado shell company named Pegasus Development Group, Inc. In approximately April 1998, Spacedev made a public offering of its stock pursuant to Rule 504 of Regulation D under the Securities Act. At all relevant times Spacedev's common stock was quoted on the OTC Bulletin Board.

B. James W. Benson, age 53, who maintains residences in both Virginia and Colorado, has been chairman of Spacedev's board of directors since the company's inception.

C. Spacedev proposes to engage in the business of commercial space exploration and development. The company intends to construct and launch an unmanned spacecraft (the Near Earth Asteroid Prospector or "NEAP") to a targeted near earth asteroid for the purpose of collecting scientific data. Spacedev intends to obtain revenue from this project by selling space on the NEAP module to scientists seeking to transport their own instruments to the asteroid, and by selling data obtained by instruments attached to the NEAP module by Spacedev. Spacedev plans to launch the NEAP module no earlier than 2000.

D. From about January 1998 through June 1998, Benson and Spacedev violated
Section 17(a) of the Securities Act and Section 10(b) of the Exchange Act and Rule l0b-5 thereunder in that, directly or indirectly, in or in connection with the offer, purchase or sale of securities by use of the means or instrumentalities of transportation or communication in interstate commerce or by use of the mails, they employed devices, schemes or artifices to defraud; obtained money or property by means of untrue statements of material facts or omissions to state material facts necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading or engaged in transactions, practices, or courses of business which would or did operate as a fraud or deceit upon the sellers and purchasers of securities, namely common stock of Spacedev.

E. As a part of and in furtherance of the conduct described above in subparagraph II.D., from approximately January 1998 through June 1998, in press releases, a newsletter, and over the internet, Spacedev and Benson made untrue statements of material facts and omitted to state material facts to the public, to investors and to prospective investors, including those in the Rule 504 offering. In this regard, Spacedev and Benson:

          1. Projected for 1998 revenues of $l0 million and earnings of $2 million. These projections had no reasonable basis and were false and misleading because Benson and Spacedev did not disclose numerous contingencies to its revenue projections, such as the need for approval of its potential customers' projects by the National Aeronautics and Space Administration ("NASA");

          2. Falsely stated that Spacedev had an agreement with NASA for the use of its Deep Space Network, a satellite communication system necessary to accomplish Spacedev's NEAP mission; and

          3. Misrepresented the nature of Spacedev's financing agreement with a broker-dealer, and continued to publicly assert the existence of the agreement after it was terminated.

                                      III.

          In view of the allegations made by the Division, the Commission deems it necessary and appropriate in the public interest that public cease and desist proceedings be instituted to determine:

A. Whether the allegations set forth in Section II hereof are true and, in connection therewith, to afford the Respondents an opportunity to establish any defenses to such allegations; and

B. Whether, pursuant to Section 8A of the Securities Act and Section 21C of the Exchange Act, the Respondents should be ordered to cease and desist from committing or causing violations of and any future violations of Section 17(a) of the Securities Act and Section 10(b) of the Exchange Act and Rule 10b-5 thereunder.

                                       IV.

          IT IS HEREBY ORDERED that a public hearing for the purpose of taking evidence on the questions set forth in Section III hereof be convened not earlier than thirty (30) days and not later than sixty (60) days from service of this Order, at a time and place to be fixed, and before an Administrative Law Judge to be designated, by further Order as provided by Rule 200 of the Commission's Rules of Practice, 17 C.F.R. ss. 201.200.

          IT IS FURTHER ORDERED that Respondents file an Answer to the allegations contained in this Order within twenty (20) days after service upon them of said Order as provided by Rule 220 of the Commission's Rules of Practice, 17 C.F.R. ss. 201.220.

          If a Respondent fails to file the directed Answer or fails to appear at a hearing after being duly notified, he may be deemed in default and the proceedings may be determined against him upon consideration of the Order, the allegations of which may be deemed to be true as provided by Rules 155(a), 310 and 220 of the Commission's Rules of Practice, 17 C.F.R. ss.201.155(a), 201.310, and 201.220.

          This Order shall be served upon the Respondents personally or by certified mail forthwith.

          In the absence of an appropriate waiver, no officer or employee of the Commission engaged in the performance of investigative or prosecuting functions in this or any factually related proceeding will be permitted to participate or advise in the decision upon this matter except as witness or counsel in proceedings held pursuant to notice. Since this proceeding is not "rule making" with the meaning of Section 4(c) of the Administrative Procedure Act, it is not deemed subject to the provisions of that Section delaying the effective date of any Commission action.

By the Commission.

                                        /s/ Jonathan G. Katz
                                        Jonathan G. Katz
                                        Secretary

                                  SERVICE LIST
                                  ------------


            Rule 141 of the Commission's Rules of Practice provides that the Secretary, or another duly authorized officer of the Commission, shall serve a copy of the Order Instituting Public Cease-and-Desist Proceedings Pursuant to
Section 8A of the Securities Act of 1933 and Section 21C of the Securities Exchange Act of 1934 on each person named as a party in the order and their legal agent.

            The attached Order Instituting Public Cease-and-Desist Proceedings Pursuant to Section 8A of the Securities Act of 1933 and Section 21C of the Securities Exchange Act of 1934, has been sent to the following parties and other persons entitled to notice:

Honorable Brenda P. Murray
Chief Administrative Law Judge
Securities and Exchange Commission
450 Fifth Street, NW, STOP 11-6
Washington, D.C. 20549

Division of Enforcement
Securities and Exchange Commission
Attn: Charlotte L. Buford
Branch of Regional Office Assistance
450 Fifth Street, NW, STOP 8-9
Washington, D.C. 20549

Phillip F. Smith, Jr.
Securities and Exchange Commission
Central Regional Office
1801 California Street, Suite 4800
Denver, Colorado 80202-2648

Spacedev, Inc.
James W. Benson, Chairman
7940 Silverton Avenue, Suite 202
San Diego, California 92126

Mr. James W. Benson
Spacedev, Inc.
7940 Silverton Avenue, Suite 202
San Diego, California 92126

Chris Popov, Esq.
Popov, McCulldgh & Cohan LLP
4180 La Jolla Village Drive, Suite 315
La Jolla, California 92037
Attorney for Respondents
James W. Benson and Spacedev, Inc.

          SpaceDev logo

                                       Headquarters
                                       7940 Silverton Ave., Suite 202
                                       San Diego, CA 92126
                                       619.684.3570            fax: 619.693.6932

                                       International Business Development Office
                                       1515 Wilson Blvd., Suite 700
                                       Arlington, VA 22209
                                       703.841.2100            fax: 203.341.0663
                                       Info@SpaceDev.com        www.SpaceDev.com



FOR IMMEDIATE RELEASE: August 10,1998

CONTACT:   Jim Benson                Shirley Thompson, President
           CEO                       Mike Trueblood, Account Executive
           SpaceDev, Inc.            Carl Thompson Associates, Inc.
           (619) 684-3570            (800) 959-9677



                  SPACEDEV CEO ISSUES STATEMENT ON SEC INQUIRY

San Diego, CA - Jim Benson, SpaceDev (OTC BB: SPDV) founder and president, responded today to a Securities and Exchange Commission (SEC) administrative proceeding filed on Thursday, August 6, 1998.

"SpaceDev was disappointed to learn that the SEC has decided to institute an administrative proceeding," said Mr. Benson. "While the Company disagrees with the views expressed by the SEC in its Order Instituting Proceedings, the Company had attempted to resolve the issues raised by the SEC through a settlement. The Company now intends to vigorously contest the SEC's allegations."

Mr. Benson compared today's action by the SEC to "shooting at ants with an elephant gun," and expressed confidence that ultimately the SEC's case would be dismissed and that the Company would be vindicated.

SpaceDev, the world's first commercial space exploration and development company, intends to launch the first privately financed spacecraft to land on another planetary body. SpaceDev is selling rides for scientific instruments to governments and companies to transport their instruments and experiments, through deep space to a near earth asteroid. SpaceDev intends to sell the data acquired by its instruments as commercial products. Colorado-based SpaceDev has offices in San Diego, CA and Washington, D.C.

EXCEPT FOR HISTORICAL FINANCIAL INFORMATION CONTAINED HEREIN, THE MATTERS SET FORTH IN THIS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT ARE DEPENDENT ON CERTAIN RISKS AND UNCERTAINTIES INCLUDING BUT NOT LIMITED TO SUCH FACTORS AS MARKET DEMAND PRICING, AND CHANGES IN WORLDWIDE ECONOMIC CONDITIONS.

Note: News releases and other information on SpaceDev can be accessed at http://www.spacedev.com or http://www.ctaonline.com/spdv on the Internet

                                      ###